Exhibit 99.1

Investor Contact: Robert Jaffe rjaffe@rjaffeco.com 424.288.4098

NANTHEALTH REPORTS 2017 THIRD QUARTER FINANCIAL RESULTS; GPS REVENUE DOUBLES FROM PRECEDING QUARTER

•	GPS Revenue Exceeds $1.0 Million in Q3, Up 128% from Q2

◦	547 GPS Commercial Tests Ordered in Q3, Up 44% from Q2

◦	204 GPS Tests Ordered in October, Largest Month of Orders to Date

◦	Signed New International Reseller, Expanding Global Coverage to Select Southeast Asia Markets

•	Executed on Sale of Provider/Patient Engagement Assets, Which Resulted in Reduction of Ongoing Operating Losses of approximately $50 Million on an Annualized Basis

•	Total Revenue of $21.8 million in Q3, Up 5% from $20.7 Million in Prior Year

•	SAAS Revenue of $15.2 million in Q3, up 9% from $14.0 million prior year

•
GAAP Net Loss per Share from Continuing Operations of $0.20 in Q3, Excludes $0.17 in GAAP Net Loss per Share from Discontinued Operations as a Result of the Sale of Provider/Patient Engagement Assets in Q3

Culver City, Calif. - November 9, 2017 - NantHealth, Inc. (NASDAQ-GS: NH), a next-generation, evidence-based, personalized healthcare company, today reported financial results for its third quarter ended September 30, 2017.

In August 2017, NantHealth sold its provider/patient engagement assets to Allscripts to focus on core competencies and accelerate the plan to achieve profitability. As a result, the company has classified the current and prior period operating results of its provider/patient engagement business as discontinued operations. All results presented below represent the company’s continuing operations.

The company reported 547 GPS Commercial Tests were ordered in Q3, up from 379 in Q2.

GPS Cancer - Highlights

•	New National GPS Cancer Payer: The company signed a new GPS Cancer reimbursement contract with a large national employer in October 2017.

•
Local Coverage Determination (LCD) & National Coverage by CMS: Based on data revealing the inaccuracy of tumor-only sequencing presented by NantHealth at the World Lung Conference in Q3, the company formally requested from the Molecular Diagnostic Services Program (MolDx) coverage for its tumor-normal DNA sequencing combined with RNA sequencing platform for lung cancer.

•
Expanded International Adoption: The company is pursuing GPS Cancer partnerships with locally based resellers. During the quarter, the company entered into an agreement for GPS Cancer with Singapore-based Asia Genomics, under which Asia Genomics will distribute GPS Cancer to physicians in Singapore, Malaysia, Thailand, Vietnam and the Philippines. This new contract expands GPS Cancer beyond our existing international coverage in Israel, Italy, Mexico, and the Middle East.

•
GPS Cancer Reporting Now Includes a Validated Assay for Microsatellite Instability (MSI): In tandem with the FDA’s approval of the use of pembrolizumab with molecular identification of patients with evidence for MSI, NantHealth is now offering MSI by sequencing as a validated assay available in all GPS Cancer orders. The approval of the use of a pharmaceutical agent for treating cancer based on a molecular characteristic such as MSI (instead of an anatomical basis of disease) is a new treatment paradigm in oncology, and expands the growing clinical utility footprint of precision molecular testing. GPS Cancer, which is built on tumor-normal sequencing, offers a more precise method for assessing MSI.

“We are encouraged and heartened by the positive results of an independent 1,040-patient clinical study performed at the Memorial Sloan Kettering Cancer Center and recently published in the Journal of the American Medical Association (JAMA),” said Patrick Soon-Shiong, M.D., Chief Executive Officer and Chairman of NantHealth. “Results of the study show that universal sequencing of a broad panel of cancer-related genes in paired germline and tumor DNA samples, similar to GPS Cancer, was associated with increased detection of clinically significant mutations. The study’s conclusion directly supports our long-held contention and aligns with the data we presented to MolDx illustrating the need for tumor-normal sequencing for all cancer patients. We are making every effort to share this medically important information with regulatory bodies, the oncology community and insurers.”

Payer Engagement & Clinical Decision Support Software and Services:

•	Clinical Decision Support: won a two-year renewal with our largest customer and added two key customers

•	Connected Care and Payer Engagement: added $5.8 million in recurring revenue through renewals and new business in Q3

•	New Navinet Open and Clinical Decision Support Customer: implementations announced in Q2 progressing, completion expected in early 2018

“During the quarter, we made excellent progress on the plan to focus our business on core competencies, enhanced efficiencies and accelerate toward profitability,” said Ron Louks, Chief Operating Officer of NantHealth. “Regarding our third quarter financial performance, the key highlights of our performance were significantly increased sales of our GPS solution and substantially lower operating expenses, which were largely due to the sale of our provider/patient engagement assets combined with our recently implemented restructuring plan.”

Business and Financial Highlights

•
A Restructuring Plan was initiated in the third quarter to focus on the company’s core competencies: GPS (Cancer Molecular Profiling Services), Clinical Decision Support, Connected Care and Payer Engagement. The plan is expected to generate annualized cost savings of more than $70 million and significantly accelerate timeline to profitability.

•
In August, 2017, the company completed the sale of its provider/patient engagement solutions business to Allscripts Healthcare Solutions, Inc., resulting in the elimination of operating losses of approximately $50 million per year and the receipt of 15 million NantHealth shares of common stock previously purchased by Allscripts.

For the 2017 third quarter, total net revenue increased to $21.8 million from $20.7 million in 2016 third quarter. Gross profit was $10.3 million compared with $10.6 million for the prior year third quarter. Selling, general and administrative expenses substantially declined to $17.5 million from $22.0 million for the 2016 third quarter. Research and development expenses decreased to $7.7 million from $10.0 million. Net loss from continuing operations, net of tax, narrowed to $23.0 million, or $0.20 per share, from $26.4 million, or $0.22 per share for the 2016 third quarter. Loss from discontinued operations, net of tax, was $19.4 million, or $0.17 per share, compared with $10.5 million, or $0.09 per share, for the prior year third quarter. Net loss was $42.4 million, or $0.37 per share, compared with $36.9 million, or $0.30 per share, for 2016 third quarter.

Financial results for the 2017 third quarter included approximately $2.9 million loss from related party equity method investment, $0.8 million of corporate restructuring expense, $0.7 million of acquisition related sales incentive, $1.1 million of net non-cash expense related to convertible notes, and $2.2 million of intangible amortization, totaling $0.07 per share. On a non-GAAP basis, adjusted net loss from continuing operations was $14.9 million, or $0.13 per share, for the 2017 third quarter, compared with $16.2 million, or $0.13 per share, for the 2016 third quarter.

Conference Call Information and Forward-Looking Statements
Later today, the company will host a conference call at 1:30 p.m. PT (4:30 p.m. ET) to review its results of operations for the third quarter ended September 30, 2017. The conference call will be available to interested parties by dialing 844-309-3709 from the U.S. or Canada, or 281-962-4864 from international locations, passcode 7296769. The call will be broadcast via the Internet at www.nanthealth.com. Listeners are encouraged to visit the website at least 10 minutes prior to the start of the scheduled presentation to register, download and install any necessary audio software. A playback of the call will be archived and accessible on the same website for at least three months.

Discussion during the conference call may include forward-looking statements regarding topics such as the company’s financial status and performance, regulatory and operational developments, and other comments the company may make about its future plans or prospects in response to questions from participants on the conference call.

Use of Non-GAAP Financial Measures
This news release contains references to Non-GAAP financial measures, including adjusted net loss and adjusted net loss per share, which are financial measures that are not prepared in conformity with United States generally accepted accounting principles (U.S. GAAP). The Company’s management believes that the presentation of Non-GAAP financial measures provides useful supplementary information regarding operational performance, because it enhances an investor’s overall understanding of the financial results for the Company’s core business. Additionally, it provides a basis for the comparison of the financial results for the Company’s core business between current, past and future periods. Other companies may define these measures in different ways. Non-GAAP financial measures should be considered only as a supplement to, and not as a substitute for or as a superior measure to, financial measures prepared in accordance with U.S. GAAP. Non-GAAP per share numbers are calculated based on one class of common stock and do not incorporate the effects, if any, of using the two-class method.

About NantHealth, Inc.
NantHealth, Inc., a member of the NantWorks ecosystem of companies, is a next-generation, evidence-based, personalized healthcare company enabling improved patient outcomes and more effective treatment decisions for critical illnesses. NantHealth's unique systems-based approach to personalized healthcare applies novel diagnostics tailored to the specific molecular profiles of patient tissues and integrates this molecular data in a clinical setting with large-scale, real-time biometric signal and phenotypic data to track patient outcomes and deliver precision medicine. For nearly a decade, NantHealth has developed an adaptive learning system, which includes its unique software, middleware and hardware systems infrastructure that collects, indexes, analyzes and interprets billions of molecular, clinical, operational and financial data points derived from novel and traditional sources, continuously improves decision-making and further optimizes our clinical pathways and decision algorithms over time. For more information please visit www.nanthealth.com.

About GPS Cancer™
GPS Cancer™ is a unique, comprehensive test available through NantHealth. GPS Coverage
GPS Cancer integrates whole genome (DNA) sequencing, whole transcriptome (RNA) sequencing, and quantitative proteomics through mass spectrometry, providing oncologists with a comprehensive molecular profile of a patient’s cancer to inform personalized treatment strategies. GPS Cancer testing is conducted in CLIA-certified and CAP-accredited laboratories, and is a key enabler for Cancer Breakthroughs 2020, the world’s most comprehensive cancer collaborative initiative seeking to accelerate the potential of combination immunotherapy as the next generation standard of care in cancer patients. For more information, visit www.gpscancer.com and www.cancerbreakthroughs2020.org.

This news release contains certain statements of a forward-looking nature relating to future events or future business performance. Forward-looking statements can be identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans,” “will,” “outlook” and similar expressions. Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, and speak only as of the date they are made. Risks and uncertainties include, but are not limited to: our ability to successfully integrate a complex learning system to address a wide range of healthcare issues; our ability to successfully amass the requisite data to achieve maximum network effects; appropriately allocating financial and human resources across a broad array of product and service offerings; raising additional capital as necessary to fund our operations; achieving significant commercial market acceptance for our sequencing and molecular analysis solutions; establish relationships with, key thought leaders or payers’ key decision makers in order to establish GPS Cancer as a standard of care for patients with cancer; our ability to grow the market for our Systems Infrastructure, and applications; successfully enhancing our Systems Infrastructure and applications to achieve market acceptance and keep pace with technological developments; customer concentration; competition; security breaches; bandwidth limitations; our ability to continue our relationship with NantOmics; our ability to obtain regulatory approvals; dependence upon senior management; the need to comply with and meet applicable laws and regulations; unexpected adverse events; clinical adoption and market acceptance of GPS Cancer; and anticipated cost savings. We undertake no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law. Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond our control. Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in our reports filed with the Securities and Exchange Commission.
# # #

FINANCIAL TABLES FOLLOW

NantHealth, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands, except per share amounts)

	September 30, 2017	December 31, 2016
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$73,493	$157,573
Accounts receivable, net	12,037	11,673
Inventories	974	1,685
Deferred implementation costs	1,121	606
Related party receivables, net	500	693
Prepaid expenses and other current assets	4,224	3,356
Current assets of discontinued operations	—	9,992
Total current assets	92,349	185,578
Property, plant, and equipment, net	19,984	20,129
Deferred implementation costs, net of current	4,374	3,201
Goodwill	114,625	114,625
Intangible assets, net	71,621	78,812
Investment in related party	160,542	207,197
Related party receivable, net of current	1,798	1,971
Other assets	1,834	2,195
Noncurrent assets of discontinued operations	—	70,683
Total assets	$467,127	$684,391

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$4,099	$6,039
Accrued and other current liabilities	19,968	20,032
Deferred revenue	9,200	9,600
Related party payables, net	5,502	8,082
Current liabilities of discontinued operations	—	13,496
Total current liabilities	38,769	57,249
Deferred revenue, net of current	6,807	11,127
Related party liabilities	10,011	5,612
Related party promissory note	112,666	112,666
Related party convertible note, net	7,847	7,564
Convertible notes, net	73,787	70,810
Other liabilities	8,495	820
Noncurrent liabilities of discontinued operations	—	6,949
Total liabilities	258,382	272,797

Stockholders' equity
Common stock, $0.0001 par value per share, 750,000,000 shares authorized; 106,963,706 and 121,250,437 shares issued and outstanding at September 30, 2017 and December 31, 2016, respectively (Including 6,976 shares of restricted stock)	11	12
Additional paid-in capital	880,801	886,334
Accumulated deficit	(671,599)	(475,273)
Accumulated other comprehensive (loss) income	(468)	521
Total stockholders' equity	208,745	411,594
Total liabilities and stockholders' equity	$467,127	$684,391

NantHealth, Inc.
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Total net revenue	$21,760	$20,662	$64,378	$62,558

Total cost of revenue	11,472	10,036	32,643	33,214
Gross profit	10,288	10,626	31,735	29,344

Operating Expenses:
Selling, general and administrative	17,521	22,034	54,181	88,860
Research and development	7,749	9,960	25,051	36,519
Amortization of acquisition-related assets	1,054	1,054	3,163	3,162
Total operating expenses	26,324	33,048	82,395	128,541

Loss from operations	(16,036)	(22,422)	(50,660)	(99,197)
Interest expense, net	(4,067)	(1,415)	(12,049)	(4,760)
Other income, net	60	104	308	541
Loss from related party equity method investment including impairment loss	(2,942)	(2,604)	(46,353)	(7,893)
Loss from continuing operations before income taxes	(22,985)	(26,337)	(108,754)	(111,309)
Provision for (benefit from) income taxes	30	55	85	(19,203)
Net loss from continuing operations	(23,015)	(26,392)	(108,839)	(92,106)
Loss from discontinued operations, net of tax	(19,383)	(10,482)	(44,738)	(32,045)
Net loss	$(42,398)	$(36,874)	$(153,577)	$(124,151)

Net income (loss) per share (1):
Continuing operations
Basic and diluted - common stock	$(0.20)	$(0.22)	$(0.91)	$(0.90)

Discontinued operations
Basic and diluted - common stock	$(0.17)	$(0.08)	$(0.37)	$(0.29)

Total net income (loss) per share
Basic and diluted - common stock	$(0.37)	$(0.30)	$(1.28)	$(1.19)
Basic and diluted - redeemable common stock	N/A	N/A	N/A	$0.74

Weighted average shares outstanding (1):
Basic and diluted - common stock	115,924,122	121,245,440	119,745,231	108,359,973
Basic and diluted - redeemable common stock	N/A	N/A	N/A	6,686,653

Footnote:

(1)
The net income (loss) per share and weighted-average shares outstanding for the three and nine months ended September 30, 2016, have been computed to give effect to the LLC Conversion that occurred on June 1, 2016, prior to the Company’s initial public offering ("IPO").  In conjunction with the LLC Conversion, (a) all of the Company’s outstanding units automatically converted into shares of common stock, based on the relative rights of the Company's pre-IPO equityholders as set forth in the Company's limited liability company agreement and (b) the Company adopted and filed a certificate of incorporation with the Secretary of State of the state of Delaware and adopted bylaws. The Company adopted and filed an amendment to its certificate of incorporation with the Secretary of State of the state of Delaware to effect a 1-for-5.5 reverse stock split of its common stock on June 1, 2016.

The net loss per share for the common stock for the nine months ended September 30, 2016 reflects $4,958 in accretion value allocated to the redeemable common stock. The redeemable common stock contained a put right, which expired unexercised on June 20, 2016. As a result of and as of that date, the shares were no longer redeemable and were included in common stock.

NantHealth, Inc.
Supplemental Revenue Schedule
(Dollars in thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Revenue:
Software and hardware	$1,162	$2,065	$4,408	$6,077
Software–as-a-service	15,200	14,000	44,863	41,809
Total software-related revenue	16,362	16,065	49,271	47,886
Maintenance	2,696	1,979	8,182	6,979
Sequencing and molecular analysis	1,025	77	1,985	122
Other services	1,677	2,541	4,940	7,571
Total net revenue	$21,760	$20,662	$64,378	$62,558

Cost of Revenue:
Software and hardware	$443	$528	$596	$668
Software-as-a-service	5,859	4,159	17,143	14,791
Total software-related cost of revenue	6,302	4,687	17,739	15,459
Maintenance	274	112	564	621
Sequencing and molecular analysis	1,757	570	4,807	929
Other services	1,996	2,623	5,504	9,309
Amortization of developed technologies	1,143	2,044	4,029	6,896
Total cost of revenue	$11,472	$10,036	$32,643	$33,214

NantHealth, Inc.
Non-GAAP Net Loss and Non-GAAP Net Loss Per Share
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Net loss from continuing operations	$(23,015)	$(26,392)	$(108,839)	$(92,106)
Adjustments to GAAP net loss:
Loss from related party equity method investment including impairment loss	2,942	2,604	46,353	7,893
Stock-based compensation expense from continuing operations	(170)	3,576	(485)	40,455
Corporate restructuring from continuing operations	807	362	2,396	2,298
Acquisition related compensation expense	—	—	—	4,814
Acquisition related sales incentive	727	567	2,061	2,027
Change in fair value of derivatives liability	(6)	—	(245)	—
Non-cash interest expense related to convertible notes	1,121	—	3,260	—
Intangible amortization from continuing operations	2,197	3,098	7,192	10,058
Securities litigation costs	500	—	685	—
Impacts of the conversion from a limited liability company to a corporation on benefit from income taxes	—	—	—	(19,533)
Total adjustments to GAAP net loss from continuing operations	8,118	10,207	61,217	48,012
Net loss - Non-GAAP from continuing operations	$(14,897)	$(16,185)	$(47,622)	$(44,094)

Weighted average shares outstanding (1)	115,924,122	121,245,440	119,745,231	108,359,973
Weighted average Series F/redeemable stock (1)(2)	—	—	—	6,686,653
Shares outstanding - Non-GAAP (1)	115,924,122	121,245,440	119,745,231	115,046,626

Net loss per share from continuing operations - Non-GAAP (1)	$(0.13)	$(0.13)	$(0.40)	$(0.38)

Reconciliation of Net Loss per Common Share to Net Loss per Common Share - Non-GAAP (Unaudited):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Net loss per common share from continuing operations - GAAP	$(0.20)	$(0.22)	$(0.91)	$(0.90)
Adjustments to GAAP net loss per common share from continuing operations:
Loss from related party equity method investment including impairment loss	0.03	0.02	0.39	0.07
Stock-based compensation expense from continuing operations	—	0.03	—	0.37
Corporate restructuring from continuing operations	0.01	—	0.02	0.02
Acquisition related compensation expense	—	—	—	0.04
Acquisition related sales incentive	0.01	—	0.02	0.02
Non-cash interest expense related to convertible notes	0.01	—	0.03	—
Intangible amortization from continuing operations	0.01	0.04	0.04	0.10
Securities litigation costs	—	—	0.01	—
Impacts of the conversion from a limited liability company to a corporation on benefit from income taxes	—	—	—	(0.18)
Accretion to redemption value of Series F/redeemable common stock	—	—	—	0.05
Dilution from Series F/redeemable common stock	—	—	—	0.03
Total adjustments to GAAP net loss per common share from continuing operations	0.07	0.09	0.51	0.52
Net loss per common share from continuing operations - Non-GAAP (1)	$(0.13)	$(0.13)	$(0.40)	$(0.38)

(1)
The net loss per common share - non-GAAP, weighted average shares outstanding, weighted average Series F units/redeemable stock, and shares outstanding - non-GAAP have been computed to give effect to the LLC conversion that occurred June 1, 2016 prior to our IPO. In conjunction with the LLC Conversion, (a) all of our outstanding units automatically converted into shares of common stock, based on the relative rights of our pre-IPO equityholders as set forth in the limited liability company agreement and (b) we adopted and filed a certificate of incorporation with the Secretary of State of the state of Delaware and adopted bylaws. We filed an amended certificate of incorporation to effect a 1-for-5.5 reverse stock split of our common stock on June 1, 2016.

(2)
The weighted average shares outstanding have been further adjusted to account for the redeemable Series F units (converted to common stock in conjunction with the LLC conversion), whose Put Right expired on June 20, 2016.  Prior to June 20, 2016, these units/shares of common stock were classified as redeemable members’/stockholders’ equity in the balance sheet, and as such, were not included in the weighted-average shares outstanding prior to June 20, 2016. The Put Right expired June 20, 2016, and the shares were no longer redeemable and are included in shareholders’ equity following that day. The weighted-average shares are adjusted to include the redeemable common stock in the weighted average shares outstanding for the entire period.